                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                 SCHEDULE 13G
                                (Rule 13d-102)

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (Amendment No. _____)*

                            TEMPLATE SOFTWARE, INC.
                               (Name of Issuer)

                    COMMON STOCK, PAR VALUE $.01 PER SHARE
                        (Title of Class of Securities)

                                  879788 10 7
                                (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G
---------------------                                          -----------------
CUSIP No. 879788 10 7                                          Page 1 of 4 Pages
---------------------                                          -----------------


1     NAME OF REPORTING PERSONS (ENTITIES ONLY)
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ANDREW B. FERRENTINO
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [_]

      NOT APPLICABLE                                                 (b) [_]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      UNITED STATES
--------------------------------------------------------------------------------
  NUMBER OF
   SHARES     5     SOLE VOTING POWER
BENEFICIALLY
  OWNED BY          404,857
    EACH      ------------------------------------------------------------------
 REPORTING    6     SHARED VOTING POWER
  PERSON
   WITH             0
              ------------------------------------------------------------------
              7     SOLE DISPOSITIVE POWER

                    404,857; SEE ITEM 4
              ------------------------------------------------------------------

              8     SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
9   AGGREGATE  AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    474,857; SEE ITEM 4
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    [X]


--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    10.0%; SEE ITEM 4
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13G
---------------------                                          -----------------
CUSIP No. 879788 10 7                                          Page 2 of 4 Pages
---------------------                                          -----------------

ITEM 1(A) NAME OF ISSUER:

     Template Software, Inc.  (Nasdaq: TMPL)

ITEM 1(B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     45365 Vintage Park Plaza, Dulles, Virginia  20166

ITEM 2(A) NAME OF PERSON FILING:

     Andrew B. Ferrentino

ITEM 2(B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     45365 Vintage Park Plaza, Dulles, Virginia  20166

ITEM 2(C) CITIZENSHIP:

     United States

ITEM 2(D) TITLE OF CLASS OF SECURITIES:

     Common Stock, $.01 par value per share

ITEM 2(E) CUSIP NUMBER:

     879788 10 7

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

(a)[ ]    Broker or Dealer registered under Section 15 of the Act
(b)[ ]    Bank as defined in Section 3(a)(6) of the Act
(c)[ ]    Insurance Company as defined in Section 3(a)(19) of the Act
(d)[ ]    Investment Company registered under Section 8 of the Investment
          Company Act
(e)[ ]    Investment Adviser registered under Section 203 of the Investment
          Advisers Act of   1940.
(f)[ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the employee Retirement Income Security Act of 1974 or Endowment fund; see (S)240.13d-1(b)(1)(ii)F).
(g)[ ] Parent Holding Company, in accordance with (S)240.13d-1(b)(ii)(G) (Note: See Item 7)
(h)[ ]    Group in accordance with (S)240.13d-1(b)(1)(ii)(H).

                                 SCHEDULE 13G
---------------------                                          -----------------
CUSIP No. 879788 10 7                                          Page 3 of 4 Pages
---------------------                                          -----------------

ITEM 4.  OWNERSHIP.

          If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

     (a)  Amount Beneficially Owned:

          474,857 (Includes 20,000 shares held by Mr. Ferrentino's wife; 25,000 shares held by Mr. Ferrentino's brother as trustee for the benefit of Mr. Ferrentino's daughter and 25,000 shares held by Mr. Ferrentino's daughter. Mr Ferrentino disclaims beneficial ownership of such shares.)

     (b)  Percent of Class:

          Approximately 10.0%

     (c) Number of shares as to which such person has:

          (i)      sole power to vote or to direct the vote                 404,857
          (ii)     shared power to vote or to direct the vote                     0
          (iii)    sole power to dispose or to direct the disposition of    404,857
          (iv)     shared power to dispose or to direct the disposition of        0

Instruction:  For computations regarding securities which represent a right to
-----------
acquire an underlying security see Rule 13d-3(d)(1).

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more
than five percent of the class of securities, check the following  [       ].

Instruction:  Dissolution of a group requires a response to this item.
-----------

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not Applicable.

                                 SCHEDULE 13G
---------------------                                          -----------------
CUSIP No. 879788 10 7                                          Page 4 of 4 Pages
---------------------                                          -----------------


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable.

ITEM 10. CERTIFICATION.

         The following certification shall be included if the statement is filed pursuant to Rule13d-1(b):

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

         Signature.
         ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


2/12/98
------------------------------------------
Date

    /s/ Andrew B. Ferrentino
------------------------------------------
Signature

Andrew B. Ferrentino/President & Secretary
------------------------------------------
Name/Title

         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE:  Six copies of this statement, including all exhibits, should be filed
----
with the Commission.

       ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).